Exhibit 99.1

News Release

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Investor Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Media Contact:

Lars Shaw

Vice President of Global Marketing

(408) 605-3901

lshaw@analogic.com

Analogic Completes Acquisition of Ultrasonix

Transaction Accelerates Planned Expansion into Point-of-Care Market

PEABODY, Mass. (March 4, 2013) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, announced today that it has completed the acquisition of Ultrasonix Medical Corporation for a purchase price of approximately $83 million, subject to a final adjustment as provided in the purchase agreement. The purchase is being funded by Analogic’s available cash balance. Ultrasonix is a supplier of advanced ultrasound systems for point-of-care and general imaging applications with over 5,000 systems installed worldwide. The company brings key ultrasound products, technology, and sales channels that are complementary to Analogic’s ultrasound business. Analogic continues to expect that this business combination will be neutral to diluted earnings per share in Analogic’s fiscal year 2013, excluding purchase accounting adjustments and transaction related costs, and will become accretive in fiscal year 2014.

Jim Green, Analogic president and CEO, commented, “Now that the acquisition is complete, the combination of the Ultrasonix and BK Medical brands will make our Global Ultrasound Group even stronger. With Ultrasonix’s point-of-care and general imaging products and established sales channel, we plan to accelerate our expansion into the fast growing, $500 million point-of-care market, making Analogic a preeminent supplier of procedure-driven, mobile ultrasound solutions.”

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com

“I am very pleased to welcome the Ultrasonix team to Analogic,” commented Farley Peechatka, senior vice president and general manager of Analogic’s Global Ultrasound Business. “We look forward to working with the strong team at Ultrasonix to build a market leading business focused on key procedure-driven markets in urology, surgery, anesthesia, and point-of-care applications such as emergency and reproductive medicine. We are committed to a smooth integration and look forward to delivering on the growth opportunities that result from this business combination.”

Founded in 2000, Ultrasonix has a broad portfolio of mobile ultrasound products with an established brand used primarily for point-of-care applications such as emergency medicine, anesthesia, and reproductive medicine in developed markets, and general imaging in emerging markets.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words

“believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging systems and technology that enable computed tomography, ultrasound, digital mammography, and magnetic resonance imaging (MRI), as well as automated threat detection for aviation security. Our CT, MRI, digital mammography, and ultrasound transducer products are sold to original equipment manufacturers (OEMs), providing state-of-the-art capability and enabling them to enter new markets and expand their existing market presence. Our market-leading BK Medical and Ultrasonix branded ultrasound systems, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical end users through our direct sales force. For over 40 years we’ve enabled customers to thrive, improving the health and enhancing the safety of people around the world. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic is a registered trademark of Analogic Corporation.

The globe logo is a trademark of Analogic Corporation.

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Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com